EXHIBIT 99.1

GLYCOMIMETICS REPORTS THIRD QUARTER 2018 RESULTS AND HIGHLIGHTS RECENT COMPANY ACHIEVEMENTS

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Continued to select new clinical sites and ready previously-selected sites in the U.S., Europe, Canada and Australia for the company-sponsored Phase 3 pivotal trial in relapsed/refractory AML; study now open for enrollment

•	Received notice of Japanese patent issuance in August for uproleselan (GMI-1271) composition of matter as well as pharmaceutical formulations, expiring in December 2032
•	On November 1, announced that six abstracts have been accepted for oral and poster presentations at the Annual Meeting of the American Society of Hematology (ASH) in December
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An oral presentation at the Annual ASH meeting provides new and updated clinical outcomes data and subgroup analyses which continue to demonstrate potential benefit of treatment with uproleselan when added to chemotherapy

ROCKVILLE, MD, November 2, 2018 –  GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the third quarter ended September 30, 2018 and highlighted recent company achievements. Quarter-end cash and cash equivalents at September 30, 2018 were $219.8 million.

“During the third quarter, we focused our activity on planning and initiating GlycoMimetics’ comprehensive clinical program to evaluate uproleselan across the spectrum of AML. We expect to announce enrollment of the first patient in our own Phase 3 pivotal study of “upro” in relapsed/refractory patients within a very short period of time, as initiation activity is well underway at many sites, and enrollment is now open. Support among investigators for this trial as well as for our two consortia-led trials is strong. We believe that the data contained in the abstracts selected for oral and poster presentations at the ASH meeting reinforce the benefits already shared at prior medical meetings and bolster our confidence in upro’s potential to change the treatment paradigm in AML, whether patients have AML that is relapsed, refractory, or newly diagnosed,” said Rachel King, GlycoMimetics Chief Executive Officer.

Key Operational Highlights for the Third Quarter of 2018:

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The company’s strategic partner Pfizer continued to enroll individuals with sickle cell disease (SCD) in its Phase 3 clinical study of rivipansel for the treatment of vaso-occlusive crisis (VOC). Pfizer advised GlycoMimetics in August that enrollment was approximately 75% complete and is estimated to be completed in early 2019, with top-line data expected to be available in the second quarter of 2019.

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The GMI-sponsored pivotal Phase 3 trial of uproleselan in relapsed/refractory AML is being initiated across multiple investigative sites in the US, and work continues to expand to clinical sites across Europe, Canada and Australia.

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Planning advanced for the National Cancer Institute (NCI) collaborative study of uproleselan in newly diagnosed patients fit for chemotherapy; a protocol including an interim analysis of event-free survival was finalized and posted on clinicaltrials.gov.

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Planning continued for the collaborative Haemato Oncology Foundation for Adults in the Netherlands (HOVON) European study of uproleselan in newly diagnosed patients unfit for chemo with a goal of trial initiation in 2019.

Third Quarter 2018 Financial Results:

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Cash position: As of September 30, 2018, GlycoMimetics had cash and cash equivalents of $219.8 million as compared to $123.9 million as of December 31, 2017.  In March 2018, GlycoMimetics completed a public offering of 8,050,000 shares of common stock, yielding net proceeds of $128.4 million.

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R&D Expenses: The Company’s research and development expenses increased to $9.7 million for the quarter ended September 30, 2018 as compared to $5.8 million for the prior year quarter. The increase was primarily due to an increase in clinical trial expenses related to the start-up of the Phase 3 clinical trial of uproleselan and higher manufacturing expenditures for uproleselan clinical supplies for our planned Phase 3 clinical trial and to meet our supply obligations for clinical trials of uproleselan conducted by or in collaboration with third parties.

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G&A Expenses: The Company’s general and administrative expenses increased to $2.8 million for the quarter ended September 30, 2018 as compared to $2.4 million for the prior year quarter.  The increase was primarily due to higher patent and other legal expenses.

•	Shares Outstanding: Shares outstanding as of September 30, 2018 were 43,137,227.

The company will host a conference call and webcast today at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) with passcode 9176334. To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

About Uproleselan (GMI-1271)

Uproleselan (yoo’ pro le’sel an) is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed/refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better than expected remission rates and overall survival compared to historical controls, which have been derived from results from third party clinical trials evaluating standard chemotherapy, as well as lower than expected induction-related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects.  The U.S. Food and Drug Administration (FDA) has granted uproleselan Breakthrough Therapy Designation for the treatment of adult AML patients with relapsed/refractory (R/R) disease. GlycoMimetics is currently implementing a comprehensive development program across the clinical spectrum of AML.  This includes a company sponsored Phase 3 trial in R/R AML and two consortia-sponsored trials in newly diagnosed patients.  One consortium trial is being sponsored by the NCI and will enroll newly diagnosed patients fit for intensive chemotherapy.  The other trial is sponsored by the HOVON group in Europe and will enroll newly diagnosed patients unfit for intensive chemotherapy.

About Rivipansel

Rivipansel, the most advanced drug candidate in the GlycoMimetics pipeline, is a glycomimetic drug candidate that acts as a pan-selectin antagonist, meaning it binds to all three members of the selectin family – E-, P- and L-selectin. The first potential indication for rivipansel is VOC of SCD, one of the most severe complications of SCD which can result in acute ischemic organ injury at one or more sites. By reducing cell adhesion, activation and inflammation that are believed to contribute to reduced blood flow through the microvasculature during VOC, GlycoMimetics believes that rivipansel could be the first drug to interrupt the underlying cause of VOC, thereby potentially enabling patients to leave the hospital more quickly. Pfizer is conducting a Phase 3 clinical trial for rivipansel in SCD.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow.  Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma (MM) or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer. GlycoMimetics has completed a Phase 1 clinical trial of GMI-1359 in healthy volunteers.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly-owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is currently being evaluated in a company sponsored Phase 3 trial in relapsed/refractory AML, as well in two consortia sponsored trials in newly diagnosed AML. The FDA granted uproleselan Breakthrough Therapy Designation for the treatment of adult acute myeloid leukemia (AML) patients with relapsed/refractory disease. GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates, including the expected enrollment in and conduct of clinical trials, the presentation of clinical data, and expiration of issued patents. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2018, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	9,729	5,780	28,053	17,380
General and administrative expense	2,790	2,402	8,492	7,016
Total costs and expenses	12,519	8,182	36,545	24,396

Loss from operations	(12,519)	(8,182)	(36,545)	(24,396)

Other income	944	232	2,178	373

Net loss and comprehensive loss	$(11,575)	$(7,950)	$(34,367)	$(24,023)

Net loss per common share – basic and diluted	$(0.27)	$(0.24)	$(0.85)	$(0.86)
Weighted average common shares – basic and diluted	43,069,282	32,724,010	40,345,071	27,814,781

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)

Cash and cash equivalents	$219,829	$123,925

Working capital	216,000	119,045

Total assets	225,170	128,583

Total liabilities	7,074	8,882

Total stockholders' equity	218,096	119,701